UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 28, 2010

FIRST AMERICAN FINANCIAL CORPORATION

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-34580	26-1911571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 First American Way, Santa Ana, California	92707-5913
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 250-3000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On October 28, 2010, First American Financial Corporation issued a press release announcing its financial results for the quarter ended September 30, 2010. The full text of the press release is attached hereto as Exhibit 99.1.

The information in this Item 2.02, including Exhibit 99.1 hereto, is being “furnished” in accordance with General Instruction B.2 of Form 8-K. As such, this information is not deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filings with the SEC unless it shall be explicitly so incorporated in such filings.

Item 7.01 Regulation FD Disclosure.

Beginning with its press release announcing its financial results for the quarter ended September 30, 2010, First American Financial Corporation (the “Company”) began providing a more detailed breakout of revenues in its earnings press releases and in the Results of Operations and associated Management Discussion and Analysis of Financial Condition and Results of Operations sections of its periodic reports.

What was previously reported as “Direct operating revenues” in the Title Insurance and Services segment is now being broken out into “Direct premium and escrow” and “Investment and other.” “Direct premium and escrow” includes all revenues from title insurance premiums and escrow fees that are generally subject to claims risk. “Information and other” includes all revenues from non-insured direct products that are generally not subject to claims risk. In addition, the “Information and other” revenue line includes a minor amount of revenue previously included in the “Investment and other income” line item representing non-interest fee income of the Company’s federal savings bank subsidiary, First American Trust, FSB.

“Information and other” revenue totaled approximately $450 million for the nine months ended September 30, 2010. The most significant non-insured revenue components include title search and related reports, title and other real property records and images, and other non-insured settlement services.

A certain portion of the revenues now included in “Information and other” are associated with orders that were previously reported in direct operations title order counts. The order counts associated with these reclassified revenues, primarily for title search and related reports, are no longer included in the reported direct operations title order counts. As a result of this change, historical title order counts have been adjusted accordingly and are available on the Title Order Count page in the Investors section of the Company’s website.

In order to provide some historical context for the new revenue breakout and the revised direct operations title order counts, selected consolidated and segment unaudited financial information is attached hereto as Exhibit 99.2 and made available in Excel format on the Investors section of the Company’s website as follows:

•	Quarterly financial results and selected information from the first quarter of 2009 through the third quarter of 2010

•	Annual financial results and selected information from 2006 through 2010 (nine months ending September 30)

•	Title orders on a monthly and average per business day basis for the period 2006 through September 2010

It should be noted that beginning on the June 1, 2010 spin-off date, this unaudited financial information reflects the actual operations of the Company as a stand-alone public company. However, before the spin-off date, the historical financials include a “carve-out” of the assets, liabilities, revenues and expenses directly attributable to the Company’s operations, with an allocation for corporate expenses from the Company’s former parent, The First American Corporation. While we believe these corporate allocations are reasonable, they do not reflect actual expenses that would have been incurred as a stand-alone entity. No “pro forma” adjustments have been made to reflect changes in capitalization or operation as a result of becoming a stand-alone company. As a result, this unaudited financial information is not necessarily fully indicative of our results of operations, had the spin-off been completed on the applicable date.

The information in this Item 7.01, including Exhibit 99.2 hereto, is being “furnished” in accordance with General Instruction B.2 of Form 8-K. As such, this information is not deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filings with the SEC unless it shall be explicitly so incorporated in such filings.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated October 28, 2010.

99.2	Selected Unaudited Financial Information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST AMERICAN FINANCIAL CORPORATION

Date: October 28, 2010	By:	/s/ MAX O. VALDES
		Name:	Max O. Valdes
		Title:	Chief Financial Officer

4